Exhibit 15
               Letter re unaudited interim financial information


August 13, 1997



To Musicland Stores Corporation:

We are aware that Musicland Stores Corporation has incorporated by reference in its Registration Statements Nos. 33-50520, 33-50522, 33-50524, 33-82130 and
33-99146, its Form 10-Q for the quarter ended June 30, 1997, which includes our report dated July 22, 1997, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of those registration statements prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

Arthur Andersen LLP